RenaissanceRe Holdings Ltd. Announces Quarterly Dividend

Board of Directors Expands Share Repurchase Program up to $500 million

Pembroke, Bermuda, August 15, 2007  -- The Board of Directors of RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today a quarterly dividend of $0.22 per common share on its common stock.

The dividend is payable on September 28, 2007 to shareholders of record on September 15, 2007.

In addition, the Board of Directors approved an  increase in RenaissanceRe’s stock repurchase program, bringing the total current authorization to $500 million. This authorization includes the remainder amounts available under prior authorizations. Under this program, RenaissanceRe may repurchase shares of its common stock in the open market based on, among other things, its ongoing capital requirements and expected cash flows, the market price of its common shares and its capital requirements. The repurchase program does not have an established expiration date.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

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INVESTOR CONTACT:	MEDIA CONTACT:
Fred R. Donner	David Lilly or Dawn Dover
Executive Vice President or	Kekst and Company
Todd R. Fonner	(212) 521-4800
Senior Vice President
RenaissanceRe Holdings Ltd.
(441) 295-4513